UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2011

First Midwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois		60143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 875-7450

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2011, First Midwest Bancorp, Inc. (the “Company”) reported that Mark G. Sander, 52, has been named President and Chief Operating Officer of First Midwest Bank and as Senior Executive Vice President and Chief Operating Officer of the Company, effective as of June 20, 2011. Since August 2009, Mr. Sander served as Executive Vice President and head of Commercial Banking at Associated Banc-Corp and its subsidiary, Associated Bank. Prior to joining Associated, Mr. Sander led Commercial Banking for the Midwest Region at Bank of America from October 2007 to February 2009. From 1980 to 2007, Mr. Sander held a number of leadership positions in commercial banking at LaSalle Bank, N.A. and its parent, ABN AMRO Bank, N.V., including Corporate Executive Vice President.

The Company has entered into an employment agreement with Mr. Sander patterned after the form of employment agreement the Company has entered into with other senior executives. Information relating to the employment agreements and the compensation programs referred to herein can be found in the proxy statement for the Company’s May 18, 2011 Annual Meeting of Stockholders which was filed with the Securities and Exchange Commission on April 4, 2011.

The employment agreement provides for an initial term through June 30, 2013, and will extend for successive two-year renewal periods subject to notice of non-renewal by the Company or Mr. Sander.

Mr. Sander will receive an annual salary of $500,000, participate in the Company’s short-term incentive compensation plan (“STIC”) with a target annual bonus equal to 50% of base salary, and in benefit plans on the same base as other senior executives.

In addition, Mr. Sander will participate in the Company’s long-term incentive compensation program (“LTIC”) including the performance award restricted stock program (“PARS”), with annual award targets of 75% and 70% of base salary. The employment agreement provides that Mr. Sander’s first annual LTIC award, anticipated to be made in February 2012, will be at no less than the target amount.

The Company participates in the TARP Capital Purchase Program (“TARP”) which imposes certain requirements and limitations on the compensation which the Company may provide to its executive officers. Because Mr. Sander’s ability to participate in and receive amounts earned under the STIC and LTIC may be limited, the employment agreement provides that while the Company continues to participate in TARP, Mr. Sander will receive an annual base salary of $775,000, of which $275,000 will be paid in salary stock on the same basis as the salary stock arrangements in effect for other senior executives, Mr. Sander will not participate in the STIC or PARS program, and any other LTIC awards will qualify as compliant long-term restricted stock awards.

As an inducement to Mr. Sander to join the Company and in recognition of compensation Mr. Sander was required to forego as a result of accepting such employment, the Company will pay or provide to Mr. Sander:

•

A sign-on bonus consisting of a cash payment of $150,000 and a stock option with a grant date fair value of $200,000, to be granted on the day Mr. Sander’s employment commences and vest in full on December 31, 2011.

•	A one-time, fully vested contribution to the Company non-qualified retirement plan in the amount of $95,000. The contribution will be made on December 31, 2011.

•	A restricted stock award with a grant date value of $400,000 to be made on the day Mr. Sander’s employment commences and vest in full on December 31, 2011.

•	Supplemental monthly salary of $15,500, payable in the form of salary stock, during the 30-month period commencing on July 1, 2011.

Subject to the applicable TARP prohibitions on severance payments, the employment agreement provides that in the event Mr. Sander is involuntarily terminated without cause or resigns for good reason, he will be entitled to lump sum severance payment equal to nine months’ base salary and STIC bonus, payment of one-half of the unpaid supplemental salary stock, vesting of any unvested inducement awards and a pro rata STIC bonus. In the event of termination without cause or resignation for good reason after a change in control of the Company, the lump sum severance payment would equal two and one-half times his annual base salary and STIC bonus and benefits.

In addition to compensation recovery (clawback) provisions required by law, the employment agreement provides for recovery of the inducement stock option and restricted stock awards under certain termination circumstances.

A press release relating to foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference

9.01. Financial Statements and Exhibits

99.1	First Midwest Bancorp, Inc. Press Release dated June 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

Date: June 13, 2011	By:	/s/ Cynthia A. Lance
Cynthia A. Lance
Executive Vice President and Corporate Secretary

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